Exhibit 99.1

Contacts: Charles Kelly Chief Financial Officer Chem Rx investors@chemrx.net	Stephanie Carrington / Elizabeth Scott The Ruth Group 646-536-7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com

Chem Rx Corporation Reports Third Quarter 2007 Financial Results

Third Quarter Highlights:

•     Sales increased 22.0% year-over-year to $80.7 million

•     Net beds served increased 17.3% year-over-year to 62,300

•     Completed the transaction between Paramount Acquisition Corp. and B.J.K. Inc. (d/b/a “Chem Rx”)

LONG BEACH, NY, December 11, 2007 — Chem Rx Corporation (OTCBB: PMQC, PMQCU, PMQCW), a major, institutional pharmacy, today reported financial results for its third quarter ended September 30, 2007.

Jerry Silva, Chairman and Chief Executive Officer, commented, “Our third quarter results demonstrate our ability to grow our business and maintain high customer retention levels, resulting primarily from our high quality service and strong, long-standing customer relationships. In addition to focusing on the continued implementation of new IT systems to increase the efficiency and effectiveness of our operations and customer satisfaction, we have also made great progress executing our organic growth strategy.”

Net sales for the third quarter were $80.7 million compared to $66.2 million in the same quarter of 2006, representing 22% year-over-year growth. Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) for the third quarter of 2007 were $6.5 million versus $6.9 million for the same period in 2006.

Selling, general, and administrative expenses for the third quarter were $15.4 million compared to $11.0 million in the same period in 2006. Increased SG&A expenses were mainly attributable to increased expenses associated with the growth of Chem Rx’s New Jersey facility, the integration of the Company’s Pennsylvania facility acquired earlier in the year, and increased payroll and payroll related expenses associated with Chem Rx’s New York corporate facility.

At September 30, 2007, Chem Rx served approximately 62,300 beds through its affiliated long-term care facilities in New York, New Jersey, and Pennsylvania, representing a net increase of 1,615 beds compared to June 30, 2007 and 9,200 beds compared to September 30, 2006. The increase in beds served resulted primarily from leveraging the Company’s established relationships, reputation and ability to retain customers, as well as the execution of Chem Rx’s growth strategy.

Recent Corporate Developments

Chem Rx announced today that construction of its new facility in Deerfield Beach, Florida is substantially complete and the Company is awaiting regulatory approval. The facility will service long-term care clients in the greater Fort Lauderdale and Boca Raton market. Pending approval, Chem Rx expects to open the facility in the first quarter of 2008.

Chem Rx also announced today that construction of an additional 5,500 square feet of the Company’s South Plainfield, New Jersey facility has commenced. The construction project, which will increase the size of the facility to approximately 14,000 square feet, is expected to be completed in the first quarter of 2008.

On October 26, 2007, Paramount Acquisition Corp. completed the acquisition of B.J.K. Inc. (which conducts its institutional pharmacy business under the name “Chem Rx”) and changed its name to Chem Rx Corporation.

Mr. Silva commented, “This is a very exciting time for Chem Rx. Now that we have completed this business combination, I am very pleased with the progress we have made, both from an execution and growth standpoint. Expanding our operations into the Florida market marks a very important, strategic step for Chem Rx. Our New Jersey, Albany and Pennsylvania facilities continue to grow in revenue strength, supported by the implementation of our enhanced IT systems and our strong reputation in these geographic areas. We will continue to prudently pursue new opportunities and markets and look forward to providing updates on our expansion plans in the near future.”

Discussion of Financial Presentation, Adjustments, and Other Special Items

The accompanying condensed combined financial statements include the accounts of B.J.K. Inc. d/b/a Chem Rx (“BJK” or “Chem Rx”), ChemRx/Salerno's, LLC (“Salerno’s”), ChemRx New Jersey, LLC (“Chem Rx N.J.”) and 750 Park Place Realty Co., LLC (“750 Park Place”), a variable interest entity under common ownership. As a result of the adoption of the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 46 ("FIN 46 (R)"), "Consolidation of Variable Interest Entities, an interpretation of the provisions of ARB No. 51", 750 Park Place has been consolidated with BJK, and Salerno's has been combined with Chem Rx N.J. These entities are collectively referred to as the "Company." All material intercompany accounts and transactions have been eliminated in combination.

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under Generally Accepted Accounting Principles in the United States (“GAAP”) to exclude the impact of the other special item adjustments described elsewhere herein. For a detailed presentation of reconciling items, please refer to the Company’s income statement included in this press release.

EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. The calculation of Adjusted EBITDA is determined by adding back to reported EBITDA any expenses that at this time are either one-time in nature or are not reasonably anticipated to recur following the completion of the transaction between Paramount and Chem Rx and also adding back any recurring profit streams not captured in income (loss) from operations that are reasonably expected to recur. Chem Rx management believes that certain investors find Adjusted EBITDA to be a useful tool for measuring recurring profitability of operations and also Chem Rx’s ability to service debt, which are the primary purposes for which Chem Rx’s management uses this financial measure.

The deconsolidating adjustments detailed below account for the economic separation of the operations of the Company from 750 Park Place, the holding company that owns the facility out of which Chem Rx runs its Long Beach, New York operations. 750 Park Place is majority-owned by Jerry Silva and members of the Silva family. The deconsolidating adjustments to EBITDA shown consist broadly of rent expense that is paid from Chem Rx to 750 Park Place along with any administrative and other non-cash expense allocations associated with 750 Park Place.

The other special item adjustments consist of those excess salaries paid over senior management’s pro forma contractual levels, certain non-recurring and non-business related charges (including those related to Chem Rx’s merger with Paramount), and a reclassification of recurring streams of operations-related revenue not included in income (loss) from operations.

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major, institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, and Pennsylvania. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx provides to more than 62,300 residents prescription and non-prescription drugs, intravenous medications, durable medical equipment items and surgical supplies. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Chem Rx Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.

B.J.K., INC. d/b/a CHEMRX AND SUBSIDIARIES AND AFFILIATES
CONDENSED COMBINED STATEMENTS OF INCOME
September 30, 2007 and 2006
$ in thousands (Unaudited)

	9 months ended September 30, 2007	9 months ended September 30, 2006	3 months ended September 30, 2007	3 months ended September 30, 2006
NET SALES	$ 232,738	$ 193,837	$ 80,690	$ 66,159
COST OF SALES	171,461	143,554	59,489	49,285
GROSS PROFIT	61,277	50,283	21,201	16,875
OPERATING EXPENSES				
Selling, general and administrative expenses	44,087	34,754	15,409	11,026
INCOME FROM OPERATIONS	17,190	15,529	5,792	5,849
OTHER INCOME (EXPENSES)				
Interest income	18	32	8	10
Interest expense	(2,121)	(877)	(834)	(325)
Key man life insurance	--	10,000	--	-
Other income, net	538	470	164	158
TOTAL OTHER EXPENSES	(1,565)	9,625	(663)	(156)
INCOME BEFORE MINORITY INTEREST AND PROVISION FOR INCOME TAXES	15,625	25,154	5,129	5,692
MINORITY INTEREST	(808)	(869)	(266)	(289)
INCOME BEFORE PROVISION FOR INCOME TAXES	14,818	24,285	4,863	5,403
PROVISION FOR INCOME TAXES	(271)	(287)	(94)	(96)
NET INCOME	$ 14,547	$ 23,998	$ 4,769	$ 5,307

	9 months ended September 30, 2007	9 months ended September 30, 2006	3 months ended September 30, 2007	3 months ended September 30, 2006
Reconcoliation to Adjusted EBITDA				
Income from Operations	$ 17,190	$ 15,529	$ 5,792	$ 5,849
Add: Depreciation & Amortization	1,471	837	512	281
EBITDA	$ 18,662	$ 16,365	$ 6,304	$ 6,129
Deconsolidating Adjustments for 750 Park Place				
Less: Rent Expense Payable to 750 Park Place	$ (1,125)	$ (1,125)	$ (375)	$ (375)
Add: 750 Park Place COGS & SG&A	56	55	19	23
Less: 750 Park Place Depreciation & Amortization	(43)	(43)	(14)	(14)
Total Deconsolidating Adjustments	$ (1,113)	$ (1,113)	$ (371)	$ (366)
Other Special Item Adjustments				
Add: Non-recurring Expenses	$ 894	$ 2,885	$ 448	$ 935
Add: Recurring Other Income	538	470	164	158
Total Other Special Item Adjustments	$ 1,432	$ 3,355	$ 612	$ 1,094
Adjusted EBITDA	**$ 18,981**	**$ 18,607**	**$ 6,545**	**$ 6,857**